Exhibit 99.1

PWP Forward Acquisition Corp. I Files Preliminary Proxy Statement to Obtain Stockholder Approval to Liquidate Early

NEW YORK, NY, October 17, 2022 – PWP Forward Acquisition Corp. I (NASDAQ: FRW, FRWAU, FRWAW) (“PFAC” or the “Company”), announced today that it has filed a preliminary proxy statement to seek stockholder approval to adopt an amendment to its Amended and Restated Certificate of Incorporation (“Charter”) to allow the Company to redeem all of its outstanding public shares and liquidate before December 31, 2022, in advance of the automatic termination date in its current Charter of March 12, 2023.

Since PFAC’s listing on NASDAQ on March 10, 2021, the Company’s leadership has conducted a thorough search for the right target and evaluated a number of companies with the goal to complete an initial business combination that met its investment criteria. Further, PFAC’s leadership has carefully evaluated the current adverse market conditions, including a limited pool of public company ready business combination partners and their diminished interest in pursuing a public listing via a SPAC, the overall decline in the SPAC market, high redemption rates of SPACs, increased regulatory uncertainty around SPACs and the evaporation of the PIPE market. Considering these factors, and despite significant efforts to identify and complete an initial business combination, PFAC’s leadership does not believe that it will complete an initial business combination by March 12, 2023. As a result, PFAC’s leadership has determined that it is prudent and in the best interests of the Company and its stockholders to liquidate the Company early.

PFAC will seek a favorable vote from stockholders at a special meeting to be held later this year. As part of that process, the holders of public shares will have an opportunity to submit their shares for redemption, subject to the provisions of PFAC’s Charter. The funds held in trust as of September 30, 2022 were $212,873,704 and the Company expects to return approximately $10.03 per public share to redeeming stockholders, including interest (net of taxes payable).

For more information, please see the Preliminary Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2022.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About PFAC

PWP Forward Acquisition Corp. I is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving one or more businesses.

About PWP

Perella Weinberg Partners is a leading global independent advisory firm, providing strategic and financial advice to a broad client base, including corporations, institutions, governments, sovereign wealth funds, and the financial sponsor community. The firm offers a wide range of advisory services to clients in the most active industry sectors and global markets. With approximately 650 employees, PWP currently maintains offices in New York, Houston, London, Calgary, Chicago, Denver, Los Angeles, Paris, Munich, and San Francisco.

Additional Information

On October 17, 2022, PFAC filed a preliminary proxy statement with the SEC in connection with its solicitation of proxies for its special meeting of stockholders. Prior to the special meeting, PFAC will file with the SEC and furnish to stockholders a definitive proxy statement, together with a proxy card. INVESTORS AND SECURITY HOLDERS OF PFAC ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS PFAC FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov. Copies will also be available free of charge to the public on, or accessible through, the Company’s corporate website under the heading “SEC Filings” at www.pfaci.com.

Participants in the Solicitation

PFAC, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the special meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the special meeting that was filed on October 17, 2022, and will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the special meeting. You may obtain free copies of these documents using the sources indicated above.

Contacts

For PFAC Investors: pfacinvestors@pwpartners.com

For Perella Weinberg Partners Investor Relations: investors@pwpartners.com

For Perella Weinberg Partners Media: media@pwpartners.com